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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the (a) Registration Statement (Form S-3 No. 333-50428) pertaining to the registration of $100.0 million of Onyx common stock, (b) Registration Statement (Form S-3 No. 333-56620) pertaining to the registration of 337,925 shares of Onyx common stock,
(c) Registration Statement (Form S-8 No. 333-72235) pertaining to the Onyx Software Corporation 1998 Employee Stock Purchase Plan, the Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan, and the 1998 Stock Incentive Compensation Plan, (d) Registration Statement (Form S-8 No. 333-55414) pertaining to the Onyx Software 2001 Nonofficer Employee Stock Compensation Plan, two Stock Option Agreements, each dated January 5, 2001, between Onyx Software Corporation and Kevin Corcoran and the Stock Option Agreement, dated January 30, 2001, between Onyx Software Corporation and Leslie Rechan, and (e) Registration Statement (Form S-8 No. 333-63214) pertaining to the Onyx Software 2001 Nonofficer Employee Stock Compensation Plan; of our report dated January 29, 2001, except for paragraph 4 of Note 15 as to which the date is February 12, 2001 and Note 1, as to which the date is August 10, 2001, with respect to the financial statements and schedule of Onyx Software Corporation included in Amendment No. 2 to the Annual Report (Form 10-K/A) for the year ended December 31, 2000.

                                          ERNST & YOUNG LLP

Seattle, Washington
August 16, 2001